Filed Pursuant to Rule 433

Registration No. 333-167135

August 16, 2011

PRICING TERM SHEET

(Relating to the Preliminary Prospectus Supplement dated August 16, 2011 and the Prospectus dated August 4, 2010)

Issuer:	Oglethorpe Power Corporation (An Electric Membership Corporation) (“OGLETH”)

Security:	5.25% First Mortgage Bonds, Series 2011 A due 2050

Ratings:*	Moody’s:	Baa1 (Stable Outlook)
	Standard & Poor’s:	A (Stable Outlook)
	Fitch:	A (Stable Outlook)

Size:	$300,000,000

Price to Public:	99.800%

Maturity Date:	September 1, 2050

Treasury Benchmark	4.375% due May 2041

Treasury Price and Yield:	Price: 113-14
Yield: 3.632%

Spread to Treasury:	T + 163 basis points

Re-offer Yield:	5.262%

Make-Whole Call:	T + 25 basis points

Coupon:	5.25%

Interest Payment Dates:	September 1 and March 1 of each year beginning March 1, 2012

Format:	SEC Registered

Denominations:	$1,000 and any integral multiple thereof

CUSIP:	677050AH9

ISIN Number:	US677050AH96

Trade Date:	August 16, 2011

Expected Settlement Date:	August 19, 2011 (T+3)

Underwriters’ Discount:	0.875%

Joint Book Runners:	Goldman, Sachs & Co. (20.0%)
J.P. Morgan Securities LLC (20.0%)

Co-Managers:

Merrill Lynch, Pierce, Fenner & Smith Incorporated (10.0%)

Mitsubishi UFJ Securities (USA), Inc. (10%)

RBC Capital Markets, LLC (10%)

Wells Fargo Securities LLC (10%)

BMO Capital Markets (4%)

Fifth Third Securities, Inc. (4%)

Mizuho Securities USA Inc. (4%)

SunTrust Robinson Humphrey, Inc. (4%)

U.S. Bancorp Investments, Inc. (4%)

* Note:  A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the issuer, any underwriting or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Oglethorpe Power Corporation at 770-270-7600, by calling your Goldman, Sachs & Co. salesperson or Goldman, Sachs & Co., 200 West St., New York, NY 10282 Attention: Prospectus Department (212-902-1171) or by calling J.P. Morgan Securities LLC 212-834-4533.